Addendum to the Loan Agreement dated July 14, 2008

Loan Amount US$330,000

This Addendum, dated July 15, 2008, states additional term made between the Lender, EFT Biotech Holdings, Inc., located in City of Industry, CA and Yeuh-Chi Liu, borrower, located in City of Industry, CA.  The loan is subject to the change of new term.  The change of loan term explained in this Addendum is incorporated into and made a part of the original loan agreement and promissory note thereto.

AUTHORITY AND LOAN

In addition to the terms listed in this section, the following term is being incorporated and referred to as part of this section:

-Both Lender and Borrower agree that the Loan shall be repaid by December 15, 2009 in full.

IN WITNESS WHEREOF, this Addendum has been executed by the parties hereto.

Lender	Borrower

/s/ Jack Qin	/s/ Yeuh-Chi Liu
Jack Qin	Yeuh-Chi Liu
Executive Director